FORM 4

 [  ]   Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |_____________________|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   JANUARY 31, 2005  |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(h) of the Investment
            Company Act of 1940

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1.  Name and Address of Reporting Person*

     Rubinstein                      Marc                        H.
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       (Last)                      (First)                    (Middle)

                       c/o Wynn Resorts, Limited
                       3145 Las Vegas Boulevard South
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                                  (Street)

       Las Vegas                    Nevada                      89109
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       (City)                      (State)                      (Zip)
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2.  Issuer Name and Ticker or Trading Symbol
    Wynn Resorts, Limited (WYNN)
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Day/Year
       January 30, 2003
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5.  If Amendment, Date of Original (Month/Day/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [   ] Director
    [   ] 10% Owner
    [ X ] Officer (give title below)
    [   ] Other (specify title below)
          Senior Vice President - General Counsel and Secretary
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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    [ X ] Form filed by One Reporting Person
    [   ] Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)
     Common Stock, par value $.01
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2.  Transaction Date (Month/Day/Year)
     January 30, 2003
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2A. Deemed Execution Date, if any (Month/Day/Year)

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3.  Transaction Code (Instr. 8)
     G
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    Price:
         10 (A)
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5.  Amount of Securities Beneficially Owned Following Reported
    Transaction(s)
    (Instr. 3 and 4)
         10 (1)
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
         I
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)
         By son
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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)

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2.  Conversion or Exercise Price of Derivative Security

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3.  Transaction Date (Month/Day/Year)

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3A. Deemed Execution Date, if any (Month/Day/Year)

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4.  Transaction Code (Instr. 8)

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308903.01-Los Angeles S2A
5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

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6.  Date Exercisable and Expiration Date (Month/Day/Year)


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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)


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8.  Price of Derivative Securities (Instr. 5)


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9.  Number of Derivative Securities Beneficially Owned Following Reported
    Transaction(s)
    (Instr. 4)

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10. Ownership Form of Derivative Securities Beneficially Owned at End
    Of Month
    (Instr. 4)

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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:

(1) The securities were purchased by Mr. Rubinstein's father, as a gift for Mr. Rubinstein's son. Mr. Rubinstein disclaims beneficial ownership of these securities and this report shall not be deemed an admission that Mr. Rubinstein is the beneficial owner of such securities for purposes of Section 16 or any other purpose.



         /s/ Marc H. Rubinstein                     February 3, 2003
  ------------------------------------            --------------------
   **  SIGNATURE OF REPORTING PERSON                     DATE

  Marc H. Rubinstein
_____________________
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

    * If the Form is filed by more than one reporting person, see, Instruction 4(b)(v).

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.